Exhibit 10.48

MOTOROLA MOBILITY HOLDINGS, INC.

GLOBAL AWARD AGREEMENT

For the

Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan

Terms and Conditions Related to Non-Qualified Employee Stock Options

Participant:	Sanjay K. Jha	Date of Expiration:	January 28, 2021

Commerce ID#:		Number of Options:	2,869,131

Date of Grant:	January 28, 2011	Exercise Price:	$29.59

Motorola Mobility Holdings, Inc. (“the Company”) is pleased to grant you options to purchase shares of the Company’s Common Stock (“Shares”) under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one Share on the terms described below in this Award Agreement (the “Award Agreement”), and in the Plan.

Vesting Schedule

Vesting Date	Percentage of Options that Vest
The later to occur of (x) the “Milestone Date” as defined below, and (y) January 28, 2012.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) January 28, 2013.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) January 28, 2014.	Remainder

1.	Vesting and Exercisability

You cannot exercise the Options until they have vested.

a.

Regular Vesting – The Options will vest in accordance with the above schedule (provided that you remain in the employment of the Company through each such vesting date, and subject to the other terms hereof).

b.	Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with the Company or an Affiliate terminates.

c.	Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

2.	Expiration

All Options expire on the earlier of (a) the Date of Expiration as stated above or (b) any of the Special Expiration Dates described below. As an administrative matter, the vested portion of the Options may be exercised only until the close of the NYSE on the Expiration Date or, as applicable the Special Expiration Date, or, if such date is not a trading day on the NYSE, the last trading day before such date. Any later attempt to exercise the Options will not be honored as once an Option expires, you no longer have the right to exercise it.

3.	Special Vesting Dates and Special Expiration Dates

There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

a.

Disability – If your employment or service with the Company or an Affiliate is terminated because of your “Disability” (within the meaning of the Employment Agreement, as defined in Section 6 below), Options that are not vested will automatically become fully vested upon your termination of employment or service, regardless of whether or not the Milestone Date has occurred. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or, with evidence acceptable to the Company, your guardian or legal representative.

b.

Death – If your employment or service with the Company or an Affiliate is terminated because of your death, Options that are not vested will automatically become fully vested upon your death, regardless of whether or not the Milestone Date has occurred. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

c.

Termination of Employment or Service for any Other Reason than Described Above – If your employment or service with the Company or an Affiliate terminates for any reason other than Disability or death (as addressed above), including voluntary resignation of your employment or service, then the vesting or forfeiture of your Options shall be determined, upon such termination of your employment, under the provisions of your Employment Agreement that are applicable to your “MDB Public Stock Option” (as defined in Section 3(b)(iii)(I) of the Employment Agreement).

4.	Leave of Absence

If you take a leave of absence from the Company or an Affiliate that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and from which you have a right to return to work, as determined by the Company (“Leave of Absence”), the following will apply:

a.	Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.

b.	Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence.

c.

Effect of Leave of Absence – If your employment or service is terminated during the Leave of Absence, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

5.	Other Terms

a.

Method of Exercising – You must follow the procedures for exercising options established by the Company from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any applicable Tax-Related Items (as defined below) that are required to be withheld by the Company or an Affiliate in connection with the exercise. Options may not be exercised for less than 50 Shares unless the number of Shares represented by the vested portion of the Option is less than 50 Shares, in which case the Option must be exercised for the full number of whole Shares then subject to the vested portion of the Option.

b.	Transferability – Unless the Committee provides otherwise, Options are not transferable other than by will or the laws of descent and distribution.

c.

Tax Withholding – Regardless of any action that the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, without limitation, the grant, vesting, or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant tax withholding event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you may satisfy any obligation for Tax-Related Items by electing to have the plan administrator retain Shares to be issued upon exercise of the Option having a fair market value on the date of exercise equal to the minimum amount to be withheld. In the absence of your election, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related items by one or a combination of the following:

(i)	withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; or

(ii)

withholding from proceeds of the sale of Shares acquired upon exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, you are deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

6.	Definition of Terms

Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the meaning provided under the Plan.

“Employment Agreement” means the employment agreement that you and the Company first entered into on August 4, 2008 and thereafter amended from time to time.

“Milestone Date” means the date on which the average closing price of Common Stock for any fifteen consecutive trading days is 110% or greater than the average closing price of the Common Stock for the first fifteen trading days following January 4, 2011 (including the closing price of Common Stock on January 4, 2011). For purposes of this paragraph, closing prices of Common Stock will be as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal, Midwest Edition, at www.online.wsj.com.

7.	Consent to Transfer Personal Data

By accepting the Options, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company, its Affiliates and your Employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in the Company, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from your country. You authorize the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative or the Company. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting your local human resources representative or the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

8.	Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

By accepting the Options, you acknowledge, understand, and agree that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future option grants, or benefits in lieu of Options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (d) your acceptance of the Options and participation under the Plan is voluntary; (e) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment at any time pursuant to the terms of your Employment Agreement; (f) the Option and your participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate; and (g) subject to any rights you have under your Employment Agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Options and/or shortening of the period within which to exercise any vested portion of the Options resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the Options, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

9.	No Relation to Other Benefits/Termination Indemnities

Except as otherwise provided under the Employment Agreement, the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary. Further, the Options and the Shares subject to the Options are not intended to replace any pension rights.

10.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Shares underlying the Options. You should note that the future value of the Shares underlying the Options is unknown. If the Shares do not increase in value, the Options will have no value and if you obtain Shares upon exercise of the Options, the value of those Shares may increase or decrease, including below the Exercise Price. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.	Imposition of Other Requirements

Subject to the Employment Agreement, the Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares received under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.	Severability

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

14.	Governing Law and Choice of Venue

This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware U.S.A., without regard to the provisions governing conflict of laws. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

15.	Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by the terms and conditions of the Award Agreement, the Plan, any and all rules and regulations established by the Company in connection with Awards issued under the Plan, and any additional covenants or promises the Company may require (subject to the terms of your Employment Agreement) as a condition of the grant.

16.	Other Information about Your Options and the Plan

You can find other information about your Options, the Plan and Prospectus of the Plan on the Company’s website http://my.mot-mobility.com/go/EquityAwards. If you do not have access to the website, please send your request to Equity Administration at, 6450 Sequence Drive, San Diego, CA 92121 or email: EQUITYADMIN@Motorola.com to request Plan documents.